Exhibit 10.1

EXECUTION VERSION

[Capri Letterhead]

December 15, 2023

Jenna A. Hendricks
At the address on file with the Company

Dear Jenna:

This letter memorializes our recent discussions concerning tax planning actions in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Tapestry, Inc. (“Tapestry”), Sunrise Merger Sub, Inc. and Capri Holdings Limited (the “Company”), dated as of August 10, 2023 (the “Merger Agreement”).

Effective as of no later than December 22, 2023, (i) your outstanding unvested restricted stock unit awards (“RSUs”) granted to you by the Company and that have regular vesting dates in the 2024 calendar year as set forth on Annex A (the “Accelerated Awards”) and (ii) your Special Bonus Award of $500,000 awarded pursuant to your Special Bonus Award Agreement, dated as of August 9, 2023 (the “Special Bonus Award Agreement”), shall become fully vested (the date of such vesting, the “Acceleration Date”).  As soon as reasonably practicable following the Acceleration Date, the Company shall deliver to you a number of Company ordinary shares that corresponds to the number of ordinary shares with respect to the Accelerated Awards that vest pursuant to this letter and shall pay you the Special Bonus Award, less applicable withholdings and deductions.  You will pay the applicable taxes due with respect to the Accelerated Awards in cash, but to the extent you have not remitted such amounts to the Company in a timely manner (as reasonably determined by the Company), the Company will withhold a number of ordinary shares with a value equal to the required withholding for applicable taxes based on the Company’s customary tax withholding practices. The Company ordinary shares delivered to you with respect to the Accelerated Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the earlier of the date on which the Accelerated Awards would have vested in accordance with their existing terms and the Closing Date (as defined in the Merger Agreement).

In addition, effective as of no later than the Acceleration Date, the Company shall prepay to you the cash severance that you would otherwise be entitled to receive under Section 5(a)(i)(C) of the Change in Control Continuity Agreement by and between you and the Company, dated as of May 30, 2023 (the “CIC Agreement”), upon certain terminations of your employment following a Change in Control (as defined in the CIC Agreement) of the Company in an amount equal to $1,500,000 (the “Prepaid Severance Amount”), less any taxes required to be withheld from such amount.  The payment of the Prepaid Severance Amount shall be in full satisfaction of the obligations under Section 5(a)(i)(C) of the CIC Agreement without regard to whether as of the Date of Termination (as defined in the CIC Agreement) such amount would be greater.

You agree that if, on or after the Acceleration Date and prior to the earlier of the date on which the Accelerated Awards would have vested in accordance with their existing terms and the Closing Date, your employment is terminated by the Company for Cause or you resign without Good Reason (each as defined in the Amended and Restated Employment Agreement by and between you and the Company, dated as of May 30, 2023 (the “Employment Agreement”), and each, a “Covered Termination”), within ten (10) days following the effective date of your Covered Termination, you shall pay to the Company the RSU Repayment Amount (as defined below).  For purposes of this letter, the “RSU Repayment Amount” means an amount equal to (a) the lesser of the “Fair Market Value” (as defined in the Company’s Third Amended and Restated Omnibus Incentive Plan) of a Company ordinary share on (i) the Acceleration Date and (ii) the date of your Covered Termination, multiplied by (b) the number of Company ordinary shares delivered pursuant to this letter in respect of the Accelerated Awards that would not have vested by the date of your Covered Termination in accordance with their existing terms if not for this letter.  The RSU Repayment Amount may be paid to the Company in cash, Company ordinary shares, or a combination of cash and such Company ordinary shares.

In addition, you agree that if, on or after the Acceleration Date and prior to the Closing Date, your employment is terminated due to a Covered Termination, or if the Merger Agreement is terminated in accordance with its terms without the Company entering into a Subsequent Transaction Agreement as described in Section 1(b) of the Special Bonus Award Agreement, you shall pay to the Company the full amount of the Special Bonus Award within ten (10) days following the effective date of your Covered Termination or the date of termination of the Merger Agreement.

You also agree that if, on or after the Acceleration Date and prior to the Closing Date, you experience a termination of employment for any reason, or if the Merger Agreement is terminated in accordance with its terms without the Company entering into a Subsequent Transaction Agreement as described in Section 1(b) of the Special Bonus Award Agreement, you (or your estate or beneficiary) will be obligated to repay the Company the full amount of the Prepaid Severance Amount, within ten (10) days of your date of termination or the date of termination of the Merger Agreement; provided that, if in connection with such termination, you would be entitled to severance under Section 5(b) of the Employment Agreement, your obligation to repay the Prepaid Severance Amount will be reduced by the cash severance amounts that you would otherwise be entitled to receive under the Employment Agreement.  For the avoidance of doubt, subject to your continued employment with the Company through the Closing Date, effective as of the Closing Date, your obligation to repay the Prepaid Severance Amount shall lapse, and upon a termination of employment by the Company without “Cause” or by you for “Good Reason” (each as defined in the CIC Agreement) on or following the Closing Date, you shall be entitled to the payments and benefits under Section 5(a) of the CIC Agreement (other than the amount payable under Section 5(a)(i)(C)), subject to the terms of the CIC Agreement, including the requirement that you execute a release of claims.  If, on or within ninety (90) days following the Closing Date, you do not provide the Company with a Notice of Termination (as defined in the CIC Agreement) for Good Reason and the Company does not terminate your employment without Cause or you experience a Covered Termination at any time following the Closing Date, you will be obligated to repay the Company the full amount of the Prepaid Severance Amount within ten (10) days of (a) the expiration of such ninety (90) day period or (b) the date of your Covered Termination, as applicable; provided, however, in the event you repay the Prepaid Severance because you do not provide the Company with a Notice of Termination for Good Reason and the Company does not terminate your employment without Cause, in each case within such ninety (90) day period, the CIC Agreement shall continue in effect in accordance with its terms.
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Sections 7(b) (Notices), 7(c) (Entire Agreement; Amendment), 7(e) (Assignment), 7(f) (Counterparts), 7(h) (Governing Law), 7(i) (Arbitration), and 7(k) (Section 409A) of the Employment Agreement are hereby incorporated by reference into this letter and will continue to apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.  Furthermore, you and the Company agree and acknowledge that, for purposes of Section 8 of the CIC Agreement, the Accounting Firm shall be Compensation & Benefits Advisory Services, LLC.

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We thank you for your contributions to the Company.  If you are in agreement with the terms of this letter, it is important that you sign this letter and return it to Krista McDonough as soon as practicable.

Sincerely,

By:	/s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer

Accepted and Acknowledged as of
this 15 day of December, 2023:

/s/ Jenna A. Hendricks
Jenna A. Hendricks

[Signature Page to Jenna Hendricks Repayment Letter]

Annex A

Accelerated Awards

Grant Date	# of Restricted Stock Units	Scheduled Vesting Date
June 15, 2021	9,119	June 15, 2024
June 15, 2022	5,273	June 15, 2024
June 15, 2023	5,941	June 15, 2024